Protective Insurance Corporation                                                                                                                                                                                                                                                                                                                                                                     February 25, 2020
Unaudited Fourth Quarter Financial Statements                                                                                                                                                                                                                                                                                                                   Investor Contact:  John R. Barnett
                                                                                                                                                                                                                                                                                                                                                                                                   investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                                                                                                                   (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES FOURTH QUARTER AND FULL   YEAR RESULTS

Carmel, Indiana, February 25, 2020—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported results for the fourth quarter and twelve months of 2019.

●	Net income was $3.8 million for the fourth quarter of 2019 and $7.3 million for full year 2019.
●	Book value per share was $25.51, up $1.56 per share or 6.5% from December 31, 2018.
●	Total value creation for 2019 was 8.2% including dividends of $0.40 per share paid to shareholders.
●
The reported combined ratio was 105.8% for the fourth quarter of 2019 which was an improvement over the 112.2% combined ratio for the prior year period.  The combined ratio improved 5.5% from 110.3% to 104.8% excluding unfavorable prior period loss development of $1.0 million in the quarter and $2.2 million in the prior year quarter.

●	Combined ratio was 106.8% for full year 2019. The improving quarterly combined ratio trend reflects rate actions and non-renewals of certain risks.
●	As a result of actions to improve underwriting profitability, gross premiums written went from $582.5 million in 2018 to $574.9 million in 2019.
●	Net investment income increased to $6.8 million for the fourth quarter of 2019 and $26.2 million for full year 2019 driven by an asset allocation shift to fixed income and higher investment balances.
●	Repurchased $11.5 million (677,088 shares) during 2019. These purchases are immediately accretive to book value per share, given an average repurchase price of 67% of December 31, 2019 book value.

Jeremy Johnson, Protective’s Chief Executive Officer, said: “I’m pleased with the continued and sustainable progress we’re making towards underwriting profitability. During 2019 we achieved significant rate increases across our commercial automobile portfolio, non-renewed unprofitable risks and reduced exposure to certain segments to accelerate loss ratio improvement.  We reduced our exposure to higher limits through the use of facultative reinsurance and refocused our distribution strategy on fewer, more valuable relationships.  These actions are partially reflected in the improving reported accident quarter loss ratios and will more fully impact results in 2020.  The industry continued to report unfavorable commercial automobile loss development during 2019.  While we experienced unfavorable commercial automobile loss development during the year, the net loss development impact on our financials was minimal, mitigated by our unlimited aggregate stop-loss reinsurance treaties and by favorable loss development in workers’ compensation.  We are well positioned to create additional value for all our stakeholders in 2020.”

The Company produced fourth quarter net income of $3.8 million, or $0.26 per share, which compares favorably to a net loss of $24.6 million, or $1.65 per share, for the prior year’s fourth quarter.  For the full year of 2019, net income totaled $7.3 million, or $0.50 per share, an improvement to the net loss of $34.1 million, or $2.28 per share, for the prior year period.

Income from core business operations, before federal income tax expense, was $0.4 million for the fourth quarter of 2019 compared to a loss from core business operations, before federal income tax benefit, of $8.4 million during the fourth quarter of 2018.  For the full year of 2019, the loss from core business operations, before federal income tax expense, totaled $4.2 million compared to a loss from core business operations, before federal income tax benefit, of $15.0 million during the 2018 period.

Gross premiums written for the fourth quarter of 2019 decreased 7.2% to $141.7 million compared to $152.7 million written during the prior year period.  Net premiums earned for the fourth quarter of 2019 decreased to $111.4 million, down 6.2% compared to the prior year period.  Gross premiums written for full year 2019 decreased 1.3% to $574.9 million compared to $582.5 million for full year 2018.  Net premiums earned for 2019 increased to $447.3 million, up 3.3% compared to the prior year.  For both periods, rate increases and new business policies sold largely offset declines in premiums associated with lower retention rates.

Underwriting operations produced a combined ratio of 105.8% during the fourth quarter of 2019; an improvement when compared to a combined ratio of 112.2% for the prior year period.  The reduction in the combined ratio reflects actions taken by the Company to improve underwriting results.  Prior period loss development was $1.0 million unfavorable for the quarter and $2.2 million unfavorable for the prior year quarter.  For full year 2019, the combined ratio was 106.8%, which compares to a combined ratio of 108.6% for 2018.  For full year 2019, prior accident year loss development was favorable $0.6 million as favorable workers’ compensation development offset unfavorable commercial automobile development.  Similar to the industry, we experienced unfavorable development in commercial automobile during 2019.  The commercial automobile unfavorable development income statement impact was partially mitigated by our reinsurance treaties.  Excluding the goodwill impairment charge taken in the fourth quarter of 2018, the expense ratio is relatively flat for the two annual periods.

In our commercial automobile portfolio, the Company attained rate increases of 13.2% (16.3% excluding two year deals) on $48.7 million of premiums available for renewal during the fourth quarter of 2019.  For full year 2019, the Company attained rate increases of 12.0% (17.4% excluding two year deals) on $190.8 million of premiums available for renewal.  Due to rate increase achievement, the policy retention rate was less than in recent years.  We are committed to remain disciplined in our underwriting and create long-term value for our stakeholders.

Commercial automobile products covered by our reinsurance treaties from July 2013 through June 2019 are subject to an unlimited aggregate stop-loss provision.  Currently each of these treaty years is reserved at, or above, the attachment level of these treaties.  As such, while significant additional development is not anticipated, the net impact of any additional development for these years will be limited. For every $100 of additional loss, the Company is responsible only for its $25 retention.  The following table illustrates the benefit of these reinsurance treaties based on select theoretical scenarios.  For these theoretical scenarios, the net financial loss to the Company is approximately 25% of the gross loss.

	5% Increase in Ultimate Loss Ratio	10% Increase in Ultimate Loss Ratio
Gross loss expense from further strengthening current reserve position	$47.2	$94.5
Net financial loss	11.8	23.6
$/share (after tax)	$0.64	$1.28

Commercial automobile products covered by the Company’s reinsurance treaty from July 2019 through June 2020 are also subject to an unlimited aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible for its $65 retention.  This increase in the Company’s retention compared to recent years, reflects the combination of 1) a decreased need for stop loss reinsurance protection resulting from a significant decrease in the company’s commercial auto subject limits profile, 2) a higher cost for this cover and 3) the Company’s confidence in profitability improvements given the limits reductions and rate increases on its commercial automobile products.

Net investment income for the fourth quarter of 2019 increased 12.9% to $6.8 million compared to $6.0 million in the prior year period.  The increase reflects an increase in average funds invested resulting from positive cash flow, as well as the continued reallocation from equity investments in limited partnerships and cash and cash equivalent investments into short duration, high quality bonds.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments. If there was a hypothetical increase in interest rates of 100 basis points, the price of our fixed income portfolio, including cash, at December 31, 2019 would be expected to fall by approximately 2.6%.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the full year of 2019, net investment income increased 19.1% to $26.2 million, compared to $22.0 million in 2018, reflecting investment impacts similar to those experienced during the fourth quarter.

Book value per share as of December 31, 2019 was $25.51, an increase of $1.56 per share during 2019, after the payment of cash dividends to shareholders totaling $0.40 per share.

The Company's net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations.  The following table reconciles income (loss) before federal income tax expense (benefit) to underwriting loss, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018

Income (loss) before federal income tax expense (benefit)	$4,228	$(31,674)	$8,673	$(43,872)
Less: Net realized gains (losses) on investments	490	(8,391)	1,958	(6,651)
Less: Net unrealized gains (losses) - equity securities and limited partnerships	3,358	(11,705)	10,931	(19,040)
Less: Goodwill impairment charge included in Other operating expenses	-	(3,152)	-	(3,152)
Income (loss) from core business operations	$380	$(8,426)	$(4,216)	$(15,029)
Less: Net investment income	6,815	6,038	26,249	22,048
Underwriting loss	$(6,435)	$(14,464)	$(30,465)	$(37,077)

The Company uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income (loss) before federal income tax expense (benefit) excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company’s operating performance.  It separates out the recognition of realized investment gains and losses, and occurrence of unrealized gains, that are often driven by market changes in security valuations versus operating decisions.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, February 26, 2020, at 11:00 AM EST to discuss results for the fourth quarter ended December 31, 2019.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through March 4, 2020 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13698173.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 26, 2020.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=137702.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-K but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	December 31	December 31
	2019	2018
Assets
Investments [1]:
Fixed income securities (2019: $783,047; 2018: $600,504)	$795,538	$592,645
Equity securities	76,812	66,422
Limited partnerships, at equity	23,292	55,044
Commercial mortgage loans	11,782	6,672
Short-term [2]	1,000	1,000
	908,424	721,783
Cash and cash equivalents	67,851	163,996
Restricted cash and cash equivalents	21,037	6,815
Accounts receivable	111,762	102,972
Reinsurance recoverable	432,067	392,436
Other assets	86,306	88,426
Current federal income taxes	4,878	7,441
Deferred federal income taxes	2,035	6,262
	$1,634,360	$1,490,131

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$988,305	$865,339
Reserves for unearned premiums	74,810	71,625
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	186,929	177,085
	1,270,044	1,134,049
Shareholders' equity:
Common stock-no par value	610	634
Additional paid-in capital	53,349	54,720
Accumulated other comprehensive income (loss)	9,369	(7,347)
Retained earnings	300,988	308,075
	364,316	356,082
	$1,634,360	$1,490,131

Number of common and common
equivalent shares outstanding	14,279	14,869
Book value per outstanding share	$25.51	$23.95

[1] 2019 & 2018 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018
Revenues
Net premiums earned	$111,357	$118,671	$447,288	$432,880
Net investment income	6,815	6,038	26,249	22,048
Commissions and other income	2,410	2,443	9,171	9,932
Net realized gains (losses) on investments, excluding impairment losses	583	(8,372)	2,455	(6,632)
Other-than-temporary impairment losses on investments	(93)	(19)	(497)	(19)
Net unrealized gains (losses) on equity securities and limited partnership investments	3,358	(11,705)	10,931	(19,040)
Net realized and unrealized gains (losses) on investments	3,848	(20,096)	12,889	(25,691)
	124,430	107,056	495,597	439,169
Expenses
Losses and loss expenses incurred	86,132	101,537	348,468	345,864
Other operating expenses	34,070	37,193	138,456	137,177
	120,202	138,730	486,924	483,041
Income (loss) before federal income tax expense (benefit)	4,228	(31,674)	8,673	(43,872)
Federal income tax expense (benefit)	457	(7,107)	1,326	(9,797)
Net income (loss)	$3,771	$(24,567)	$7,347	$(34,075)

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$.05	$(.58)	$(.19)	$(.92)
Net gains (losses) on investments	.21	(1.07)	.69	(1.36)
Net income (loss)	$.26	$(1.65)	$.50	$(2.28)

Reconciliation of shares outstanding:
Average shares outstanding - basic	14,266	14,867	14,521	14,965
Dilutive effect of share equivalents	69	-	99	-
Average shares outstanding - diluted	14,335	14,867	14,620	14,965

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31
	2019	2018

Net cash provided by operating activities	$86,680	$100,708
Investing activities:
Purchases of available-for-sale investments	(423,544)	(415,326)
Purchases of limited partnership interests	-	(450)
Proceeds from sales or maturities
of available-for-sale investments	223,697	305,464
Proceeds from sales of equity securities	21,621	149,195
Purchase of insurance company-owned life insurance	-	(10,000)
Purchase of commercial mortgage loans	(7,082)	(6,672)
Proceeds from commercial mortgage loans	1,972	-
Distributions from limited partnerships	33,396	6,869
Other investing activities	(1,950)	(5,429)
Net cash provided by (used in) investing activities	(151,890)	23,651
Financing activities:
Dividends paid to shareholders	(5,857)	(16,835)
Repurchase of common shares	(11,501)	(4,596)
Net cash used in financing activities	(17,358)	(21,431)

Effect of foreign exchange rates on cash and cash equivalents	645	(830)

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(81,923)	102,098
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	170,811	68,713
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$88,888	$170,811

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2019	2018	2019	2018

Annualized
Book value per share beginning of period	$25.33	$25.96	$23.95	$27.83
Book value per share end of period	25.51	23.95	25.51	23.95
Change in book value per share	$0.18	$(2.01)	$1.56	$(3.88)
Dividends paid	0.10	0.28	0.40	1.12
Change in book value per share plus dividends paid	$0.28	$(1.73)	$1.96	$(2.76)
Total value creation [1]	4.4%	(26.7%)	8.2%	(9.9%)

Return on average shareholders' equity:
Average shareholders' equity	363,873	372,064	360,199	387,447

Net income	3,771	(24,567)	7,347	(34,075)
Less: Net realized and unrealized gains (losses) on investments, net of tax	3,040	(15,876)	10,182	(20,296)
Less: Goodwill impairment charge, net of tax	-	(2,490)	-	(2,490)
Net operating income (loss)	731	(6,201)	(2,835)	(11,289)

Return on net income [2]	4.1%	(26.4%)	2.0%	(8.8%)
Return on net operating income (loss) [2]	0.8%	(6.7%)	(0.8%)	(2.9%)

Loss and LAE expenses incurred	$86,132	$101,537	$348,468	$345,864
Net premiums earned	111,357	118,671	447,288	432,880
Loss and LAE ratio	77.3%	85.6%	77.9%	79.9%

Other operating expenses, excluding goodwill impairment charge	$34,070	$34,041	$138,456	$134,025
Less: Commissions and other income	2,410	2,443	9,171	9,932
Other operating expenses, excluding goodwill impairment charge, less commissions and other income	$31,660	$31,598	$129,285	$124,093
Net premiums earned	111,357	118,671	447,288	432,880
Expense ratio	28.5%	26.6%	28.9%	28.7%

Combined ratio [3]	105.8%	112.2%	106.8%	108.6%

Gross premiums written	$141,727	$152,709	$574,918	$582,500
Net premiums written	111,934	119,696	452,242	444,398

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized.
[2] Quarterly amounts have been annualized
[3] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.